Exhibit 99.1

CYXTERA TECHNOLOGIES, INC.
Consolidated Financial Statements
As of December 31, 2020 and 2019 and for Each of the Years
Ended December 31, 2020, 2019 and 2018

INDEPENDENT AUDITORS’ REPORT

The Board of Directors of Cyxtera Technologies, Inc.

We have audited the accompanying consolidated financial statements of Cyxtera Technologies, Inc. and its subsidiaries (the “Company”), which comprise the balance sheet as of December 31, 2020, and the related statements of operations, comprehensive loss, changes in stockholder’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on 2020 Financial Statements

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cyxtera Technologies, Inc. as of December 31, 2020, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Predecessor Auditors’ Opinion on 2019 Financial Statements

The financial statements of Cyxtera Technologies, Inc. and its subsidiaries as of and for the year ended December 31, 2019 were audited by other auditors whose report, dated March 9, 2021, expressed an unmodified opinion on those statements.

Report on Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the 2020 consolidated financial statements as a whole. The supplementary information listed in the appendix on page 43 is presented for the purpose of additional analysis and are not a required part of the consolidated financial statements. This supplementary information is the responsibility of the Company’s management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. Such 2020 information has been subjected to the auditing procedures applied in our audit of the 2020 consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the 2020 consolidated financial statements or to the 2020 consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, such 2020 information is fairly stated in all material respects in relation to the 2020 consolidated financial statements as a whole. We have not audited the 2019 consolidated financial statements and therefore have not subjected the 2019 supplementary information to auditing procedures. Accordingly, we express no opinion on the 2019 information.

March 10, 2021, except for our report on the supplementary information for which the date is March 24, 2021

CYXTERA TECHNOLOGIES, INC.
Consolidated Balance Sheets

As of December 31, 2020 and 2019
(in millions, except share information)

	2020	2019
Assets:
Current assets:
Cash	$120.7	$13.0
Accounts receivable, net of allowance of $1.4 and $13.5	33.5	65.2
Prepaid and other current assets	41.9	56.5
Due from affiliates (Note 20)	117.1	-
Total current assets	313.2	134.7

Property, plant and equipment, net	1,580.7	1,643.5
Goodwill	762.2	759.4
Intangible assets, net	586.3	651.2
Other assets	23.7	33.6
Total assets	$3,266.1	$3,222.4

Liabilities and shareholder's equity:
Current liabilities:
Accounts payable	$48.9	$76.3
Accrued expenses	88.4	77.7
Due to affiliates (Note 20)	22.7	24.9
Current portion of long-term debt, capital leases and other financing obligations	65.0	54.1
Deferred revenue	60.2	57.8
Other current liabilities	6.8	4.3
Total current liabilities	292.0	295.1

Long-term debt, net of current portion	1,311.5	1,224.8
Capital leases and other financing obligations, net of current portion	933.1	891.7
Deferred income taxes	77.8	83.8
Other liabilities	93.9	64.8
Total liabilities	2,708.3	2,560.2

Commitments and contingencies (Note 18)

Shareholder's equity:
Common shares, $0.01 par value; 1,000 shares authorized; 0.96 of a share
issued and outstanding as of December 31, 2020 and 2019	-	-
Additional paid-in capital	1,504.6	1,494.9
Accumulated other comprehensive income	16.7	8.0
Accumulated deficit	(963.5)	(840.7)
Total shareholder's equity	557.8	662.2
Total liabilities and shareholder's equity	$3,266.1	$3,222.4

See accompanying notes to consolidated financial statements	4

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Operations

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Revenues	$690.5	$678.6	$703.3
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	390.5	405.8	415.7
Selling, general and administrative expenses	115.5	146.5	131.3
Depreciation and amortization	231.8	219.8	229.5
(Recovery) impairment of notes receivable from affiliate (Notes 3, 20 and 21)	(97.7)	127.7	-
Loss on asset sales	-	6.1	-
Total operating costs and expenses	640.1	905.9	776.5

Income (loss) from continuing operations	50.4	(227.3)	(73.2)
Interest expense, net	(169.4)	(152.7)	(108.7)
Other expenses, net	(0.3)	(0.9)	(4.8)
Loss from continuing operations before income taxes	(119.3)	(380.9)	(186.7)
Income tax (expense) benefit	(3.5)	85.9	41.3
Net loss from continuing operations	(122.8)	(295.0)	(145.4)
Net loss from discontinued operations, net of tax	-	(219.2)	(46.4)
Net loss	$(122.8)	$(514.2)	$(191.8)

See accompanying notes to consolidated financial statements	5

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Comprehensive Loss

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Net loss	$(122.8)	$(514.2)	$(191.8)

Other comprehensive income (loss):
Foreign currency translation adjustment	8.7	9.8	(17.9)
Other comprehensive income (loss)	8.7	9.8	(17.9)

Comprehensive loss	$(114.1)	$(504.4)	$(209.7)

See accompanying notes to consolidated financial statements	6

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Changes in Shareholder’s Equity

For the Years Ended December 31, 2020, 2019 and 2018

(in millions, except share information)

				Accumulated
			Additional	other		Total
	Common shares		paid-in	comprehensive	Accumulated	shareholder's
	Share	Amount	capital	income (loss)	deficit	equity
Balance as of December 31, 2017	1	$0.01	$1,444.0	$16.1	$(134.7)	$1,325.4
Equity-based compensation	-	-	19.7	-	-	19.7
Capital contributions	-	-	10.6	-	-	10.6
Net loss	-	-	-	-	(191.8)	(191.8)
Other comprehensive loss	-	-	-	(17.9)	-	(17.9)
Balance as of December 31, 2018	1	0.01	1,474.3	(1.8)	(326.5)	1,146.0
Equity-based compensation	-	-	13.4	-	-	13.4
Capital contributions	-	-	100.0	-	-	100.0
Cybersecurity Spin-Off (Notes 1 and 3)	(0.04)	-	(92.8)	-	-	(92.8)
Net loss	-	-	-	-	(514.2)	(514.2)
Other comprehensive income	-	-	-	9.8	-	9.8
Balance as of December 31, 2019	0.96	$0.01	$1,494.9	$8.0	$(840.7)	$662.2
Equity-based compensation	-	-	8.2	-	-	8.2
Cybersecurity Spin-Off (Notes 1 and 3)	-	-	1.5	-	-	1.5
Net loss	-	-	-	-	(122.8)	(122.8)
Other comprehensive income	-	-	-	8.7	-	8.7
Balance as of December 31, 2020	0.96	$0.01	$1,504.6	$16.7	$(963.5)	$557.8

See accompanying notes to consolidated financial statements	7

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Net loss	$(122.8)	$(514.2)	$(191.8)
Net loss from discontinued operations, net of tax	-	219.2	46.4
Cash flows from operating activities:
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	231.8	219.8	229.5
Amortization of favorable/unfavorable leasehold interests, net	3.1	4.0	1.7
Amortization of debt issuance costs and fees, net	5.8	5.7	8.2
(Recovery) impairment of notes receivable from affiliate (Notes 3, 20 and 21)	(97.7)	127.7	-
Equity-based compensation	8.2	13.4	16.1
(Recoveries) bad debt expense, net	(5.5)	11.6	2.5
Loss on asset sales	-	6.1	-
Deferred income taxes	1.1	(88.1)	(39.9)
Non-cash interest expense, net	12.0	10.8	-
Changes in operating assets and liabilities, excluding impact of acquisitions and dispositions:

Accounts receivable	37.4	8.9	(27.7)
Prepaid and other current assets	15.0	(13.3)	(16.8)
Due from affiliates	0.8	-	(55.3)
Other assets	4.3	1.9	(5.3)
Accounts payable	(7.1)	(2.2)	(9.7)
Accrued expenses	10.2	(4.1)	43.9
Due to affiliates	(2.1)	(7.0)	-
Other liabilities	22.1	8.4	6.0
Net cash provided by continuing operating activities	116.6	8.6	7.8
Net cash (used in) provided by operating activities of discontinued operations	-	(41.0)	2.4
Net cash provided by (used in) operating activities	116.6	(32.4)	10.2
Cash flows from investing activities:
Purchases of property, plant and equipment	(83.2)	(99.8)	(76.1)
Proceeds from sale of assets	-	1.3	-
Amounts advanced to affiliate (Note 3)	(19.4)	(43.8)	-
Net cash used in continuing investing activities	(102.6)	(142.3)	(76.1)
Net cash used in investing activities of discontinued operations	-	-	(10.7)
Net cash used in investing activities	(102.6)	(142.3)	(86.8)
Cash flows from financing activities:
Proceeds from issuance of long-term debt and other financing obligations	91.7	215.0	105.0
Proceeds from capital contributions	-	100.0	-
Proceeds from sale-leaseback financing	46.0	-	15.0
Repayment of long-term debt	(10.3)	(161.6)	(73.8)
Repayment of capital leases and other financing obligations	(36.4)	(40.0)	(39.4)
Net cash provided by continuing financing activities	91.0	113.4	6.8
Net cash provided by financing activities of discontinuing operations	-	43.8	-
Net cash provided by financing activities	91.0	157.2	6.8
Effect of foreign currency exchange rates on cash	2.7	0.4	(0.5)
Net increase (decrease) in cash	107.7	(17.1)	(70.3)
Cash at beginning of period	13.0	34.2	104.5
Cash at end of period	120.7	17.1	34.2
Less: Cash of discontinued operations	-	4.1	5.0
Cash of continuing operations at end of period	$120.7	$13.0	$29.2

See accompanying notes to consolidated financial statements	8

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows (continued)

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

Supplemental cash flow information:	2020	2019	2018
Cash (refunds) paid for income taxes, net	$3.6	$(0.8)	$4.9
Cash paid for interest	$157.4	$143.5	$109.7
Non-cash purchases of property, plant and equipment	$55.3	$695.1	$27.0

See accompanying notes to consolidated financial statements	9

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of business

Cyxtera Technologies, Inc. (“Cyxtera,” or the “Company”), was incorporated in Delaware on February 22, 2017 for the purpose of holding, managing and operating several businesses which affiliates of SIS Holdings, LP (“SIS” or “Partnership”), the holding company and parent of Cyxtera, had contracted to acquire. Specifically, on November 3, 2016, several specially formed subsidiaries of SIS (the “Acquisition Vehicles”) entered into separate agreements pursuant to which they agreed to acquire all of the outstanding capital stock of each of (i) Savvis, Inc., the holding company for the data center and colocation business of Lumen Technologies, Inc., formerly known as CenturyLink, Inc. (“CTL”) (the “Colocation Acquisition”), (ii) Brainspace Corporation (the “Brainspace Acquisition”), (iii) Catbird Networks, Inc. (the “Catbird Acquisition”), (iv) Cryptzone Worldwide, Inc. (the “Cryptzone Acquisition”), and (v) Easy Solutions Enterprises Corp. (the “Easy Solutions Acquisition”). The Brainspace Acquisition, Catbird Acquisition, Cryptzone Acquisition and Easy Solutions Acquisition are referred to herein collectively as the “Cybersecurity Acquisitions” and, together with the Colocation Acquisition, as the “2017 Acquisitions”. Prior to the completion of the 2017 Acquisitions, SIS formed Cyxtera and contributed to it 100% of the outstanding equity interests in each of the various Acquisition Vehicles. The 2017 Acquisitions were completed on May 1, 2017 (the “Inception of Operations” or “Effective Date”), at which time Cyxtera commenced formal operations. On June 8, 2018, the Company completed the acquisition of Immunity, Inc. (the “Immunity Acquisition”), a global leader in offense-oriented cyber security techniques and technologies, to add to its cybersecurity business. The Cybersecurity Acquisitions and the Immunity Acquisitions constituted the Company’s former Cybersecurity business. Until December 31, 2019, the Company was managed under two reportable segments: the Colocation segment and the Cybersecurity segment.

Cyxtera has a global footprint of 61 data center properties, of which 49 are located in North America, 8 are located in Europe, and 4 are located in Asia. The Company’s operations are located in diversified major markets where corporate data center and technology tenants are concentrated, including Boston, Chicago, Dallas, Phoenix, Northern and Southern California, New York, Virginia, Denver, Seattle, and Toronto in North America, London, Frankfurt, and Amsterdam in Europe, and Singapore and Tokyo in Asia.

On December 31, 2019, the boards of directors of SIS Holdings GP LLC (the sole general partner of SIS) and Cyxtera approved several transactions to reorganize the cybersecurity business of the Partnership. In connection with the transactions, Cyxtera redeemed, cancelled and retired 0.04 of a share of its common stock, par value $0.01, held by SIS, representing the relative fair value of all of the outstanding equity interests of the cybersecurity business in exchange for the transfer by Cyxtera to SIS of all of the issued and outstanding equity interests of Cyxtera Cybersecurity Inc. d/b/a Appgate (“Appgate”), the holding company for the cybersecurity business (the “Cybersecurity Spin-Off”). The Cybersecurity Spin-Off was accounted for as a common control transaction. The Cybersecurity Spin-Off was a disposal through a distribution, which occurred on December 31, 2019. Accordingly, the Cybersecurity Spin-Off met the criteria for discontinued operations based on the guidance in ASC Topic 205-20, Presentation of Financial Statements-Discontinued Operations – see Note 3. The Cybersecurity Spin-Off resulted in the full disposal of the Cybersecurity segment. Accordingly, effective immediately following the consummation of the Cybersecurity Spin-Off, the Company manages its operations as a single operating segment – the Colocation segment.

All references to “$” or “dollars” are to the currency of the United States (“U.S.”) unless otherwise indicated.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of significant accounting policies

a)       Basis of presentation and use of estimates

The accompanying consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates and assumptions. On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, fair values of financial instruments, intangible assets and goodwill, useful lives of intangible assets and property, plant and equipment, assets acquired, and liabilities assumed from acquisitions, asset retirement obligations and income taxes.

b)       Risks and uncertainties due to COVID-19 pandemic

In December 2019, a novel strain of coronavirus, referred to as COVID-19, emerged. In February 2020, the World Health Organization (“WHO”) raised the COVID-19 threat from high to very high, and in March 2020, the WHO characterized COVID-19 as a global pandemic.

While the COVID-19 pandemic did not have a material impact on the Company’s financial statements during the year ended December 31, 2020, management took measures during such period to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, its employees, customers, and the communities in which Cyxtera operates.

The full impact that COVID-19 will have on the Company's consolidated financial statements remains uncertain and ultimately will depend on many factors, including the duration and potential cyclicity of the health crisis, further public policy actions to be taken in response, as well as the continued impact of the pandemic on the global economy and the Company's customers and vendors. The Company will continue to evaluate the nature and extent of these potential impacts to its business and consolidated financial statements.

c)       Principles of consolidation and foreign currency translation

The consolidated financial statements include Cyxtera accounts and the accounts of entities in which Cyxtera has a controlling financial interest, the usual condition of which is ownership of a majority voting interest. All material intercompany balances and transactions have been eliminated in consolidation.

The functional currency of each of the Company’s operating subsidiaries is generally the currency of the economic environment in which the subsidiary primarily does business. The Company’s foreign subsidiaries’ financial statements are translated into dollars using the foreign exchange rates applicable to the dates of the financial statements. Assets and liabilities are translated using the end-of-period foreign exchange spot rates. Income and expenses are translated at the average foreign exchange rates for each period. Equity accounts are translated at historical foreign exchange rates. The effects of these translation adjustments are reported as a component of accumulated other comprehensive income (loss) (“AOCI”) in the consolidated statements of shareholder’s equity.

For any transaction that is denominated in a currency different from the transacting entity’s functional currency, the Company records a gain or loss based on the difference between the foreign exchange rate at the transaction date and the foreign exchange rate at the transaction settlement date (or rate at period end, if unsettled) which is included within selling, general and administrative expenses in the consolidated statements of operations.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of significant accounting policies (continued)

d)       Financial instruments and concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of accounts receivable. The Company operates primarily in the U.S.; realization of its customer accounts receivable and its future operations and cash flows could be affected by adverse economic conditions in the U.S. During the years ended December 31, 2020, 2019 and 2018, CTL, the Company's largest customer, accounted for approximately 14%, 15% and 15%, respectively, of the Company's consolidated revenue. Revenues from CTL are recognized pursuant to a Master Services Agreement (the “MSA”), dated May 1, 2017, between the Company and CTL. The MSA originally had an initial term of three years, subject to renewal, and contained provisions related to rental of space for an initial term of ten years, subject to renewal – see Note 11 – Leases, for the related disclosure on minimum lease receipts. On July 10, 2020, the Company entered into a new master agreement with CTL (the “Master Agreement”). The Master Agreement replaced the MSA with retroactive effect to May 1, 2020 and provides for services with staggered terms through April 30, 2025. Provisions related to the rental of space were included on substantially the same terms as provided under the MSA. In connection with the execution and delivery of the Master Agreement, the Company also settled various other amounts due from and due to CTL, which resulted in a net gain of approximately $11 million. This net gain will be recognized over the 5-year term of the Master Agreement. During the years ended December 31, 2020, 2019 and 2018, no other customer accounted for over 5% of the Company's consolidated revenues.

e)       Property, plant and equipment

Property, plant and equipment is recorded at the Company’s original cost or fair value for property, plant and equipment acquired through acquisition, net of accumulated depreciation and amortization. In general, depreciation is computed using the straight-line method over the estimated useful life of the asset being depreciated. Leasehold improvements are amortized over the shorter of the useful life of the asset or the length of the expected lease term. When property, plant and equipment is sold or otherwise disposed of, the costs and accumulated depreciation are generally removed from the accounts and any gain or loss is recognized in income.

The estimated useful lives used in computing depreciation and amortization are as follows:

Estimated useful
Asset class	lives (years)
Buildings	10-40
Leasehold improvements	3-40
Personal property	2-15

The Company’s construction in progress is stated at original cost. Construction in progress consists of costs incurred under construction contracts, including services related to project management, engineering and schematic design, design development and construction and other construction-related fees and services. The Company has contracted out substantially all of its current construction and expansion projects to independent contractors. In addition, the Company generally capitalizes interest costs during the construction phase. During the years ended December 31, 2020, 2019 and 2018, the Company capitalized interest of $3.6 million, $5.0 million and $4.4 million, respectively. At the time a construction or expansion project becomes operational, these capitalized costs are allocated to certain property, plant and equipment assets and are depreciated over the estimated useful lives of the underlying assets.

Major improvements are capitalized, while maintenance and repairs are expensed when incurred.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of significant accounting policies (continued)

f)       Long-lived assets

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Some of the events and circumstances that would trigger an impairment review include, but are not limited to, a significant decrease in market price of a long-lived asset, a significant adverse change in legal factors or business climate that could affect the value of a long-lived asset, or a continuous deterioration of the Company’s financial condition. Recoverability of assets to be held and used is assessed by comparing the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized based on the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not record any impairment charges on long-lived assets during the years ended December 31, 2020, 2019 and 2018.

g)       Asset retirement obligations

The Company has asset retirement obligations (each an “ARO”) primarily associated with its obligation to retire long-lived assets from leased properties under long-term arrangements and, to a lesser extent, the removal and disposal of fuel tanks from both leased and owned properties. AROs are initially measured at fair value and recognized at the time the obligation is incurred. Upon initial recognition, a liability for the retirement obligation is recorded. The associated cost is capitalized as part of the cost basis of the related long-lived asset and depreciated over the useful life of that asset. In connection with the Colocation Acquisition, the Company acquired several leases that require remediation of the leased premises and/or removal of all of the Company’s owned property and equipment from the leased premises at the expiration of the lease term. The Company’s ARO liability associated with these activities is recorded within other liabilities and was $6.5 million and $6 million as of December 31, 2020 and 2019, respectively, and the related cost is capitalized within property, plant and equipment on the consolidated balance sheets.

h)       Goodwill

Goodwill is calculated as the excess of the purchase price over the fair value of assets acquired and liabilities assumed in connection with a business combination. Goodwill will not be amortized, but rather tested for impairment at least annually or more often if an event occurs or circumstances change which indicate impairment might exist. Goodwill is evaluated at the reporting unit level. The Company has identified a single reporting unit.

The Company conducts goodwill impairment testing as of October 1st of each year or whenever an indicator of impairment exists. The Company has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, after assessing the qualitative factors, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company will not be required to perform a quantitative test. However, if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then it is required to perform a quantitative impairment test. The quantitative test compares the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

i)       Debt issuance costs and fees

Debt issuance costs and fees are capitalized and amortized over the term of the related loans based on the effective interest method. Such amortization is a component of interest expenses, net on the consolidated statements of operations. Debt issuance costs related to outstanding debt are presented as a reduction of the carrying amount of the debt liability and debt issuance fees related to the Revolving Facility (as defined in Note 12 – Long-term debt) are presented within other assets on the Company’s consolidated balance sheets.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of significant accounting policies (continued)

j)       Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value is based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs to the calculation, as follows:

Input level	Description of input

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly.
Level 3	Unobservable inputs reflecting management's own assumptions about the inputs used in pricing the asset or liability.

k)       Revenue

Revenue recognition

Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees. The Company derives revenue from colocation service fees, which include fees for the licensing of space, power and interconnection services. Almost all of the Company’s revenue is derived from sales to customers in the United States, based upon the service address of the customer. Revenue derived from customers outside the United States, based upon the service address of the customer, was not significant in any individual foreign country. The remainder of the Company’s revenues are derived from non-recurring charges, such as installation fees and professional services, including remote support to troubleshoot technical issues and turnkey structured cabling solutions. The Company's revenue contracts are accounted for in accordance with ASC Topic 606, Revenue from Contracts with Customers (”ASC Topic 606”), with the exception of certain contracts that contain lease components and are accounted for in accordance with ASC Topic 840, Leases.

Through December 31, 2019, revenues derived by the former Cybersecurity segment were included as part of the net loss from discontinued operations, net of tax in the Company’s consolidated statements of operations – refer to Note 3.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of significant accounting policies (continued)

Under the revenue accounting guidance, revenues are recognized when control of these products and services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for the products and services. Revenues from recurring revenue streams are generally invoiced monthly in advance and recognized ratably over the term of the contract, which is generally three years. Non-recurring installation fees, although generally invoiced in a lump sum upon installation, are deferred and recognized ratably over the contract term. Professional service fees and equipment sales are also generally invoiced in a lump sum upon service delivery and are recognized in the period when the services are provided or the equipment is delivered. For contracts with customers that contain multiple performance obligations, the Company accounts for individual performance obligations separately if they are distinct or as a series of distinct obligations if the individual performance obligations meet the series criteria. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The transaction price is allocated to the separate performance obligation on a relative standalone selling price basis. The standalone selling price is determined based on overall pricing objectives, taking into consideration market conditions, geographic locations and other factors. Other judgments include determining if any variable consideration should be included in the total contract value of the arrangement such as price increases.

Revenue is generally recognized on a gross basis in accordance with the accounting standard related to reporting revenue on a gross basis as a principal versus on a net basis as an agent, as the Company is primarily responsible for fulfilling the contract, bears inventory risk and has discretion in establishing the price when selling to the customer. To the extent the Company does not meet the criteria for recognizing revenue on a gross basis, the Company records the revenue on a net basis. Revenue from contract settlements, when a customer wishes to terminate their contract early, is treated as a contract modification and recognized ratably over the remaining term of the contract, if any.

The Company’s contracts with colocation customers generally require the Company to deliver specified levels of service or performance. If the Company fails to meet these service levels, customers may be eligible to receive credits on their contractual billings. These credits are estimated and included as part of the transaction price. In addition, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required contractual payments for which the Company had expected to collect. Historically, these credits have not been significant.

Occasionally, the Company enters into contracts with customers for data center, office and storage spaces, which contain lease components. The Company's leases with customers are generally classified as operating leases and lease payments are recognized on a straight-line basis over the lease term. Lease revenues are included within revenues in the Company’s consolidated statements of operations.

Taxes collected from customers and remitted to governmental authorities are reported on a net basis and are excluded from revenue.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of significant accounting policies (continued)

Contract balances

The timing of revenue recognition, billings and cash collections result in accounts receivables, contract assets and deferred revenues. A receivable is recorded at the invoice amount, net of an allowance for doubtful accounts and is recognized in the period in which the Company has transferred products or provided services to its customers and when its right to consideration is unconditional. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 45 days. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that the Company's contracts generally do not include a significant financing component. The Company assesses collectability based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company generally does not request collateral from its customers. The Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for which the Company had expected to collect the revenues. If the financial condition of the Company's customers were to deteriorate or if they became insolvent, resulting in an impairment of their ability to make payments, greater allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the Company's reserves. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectable are charged to bad debt expense, which is included in selling, general and administrative expenses in the consolidated statements of operations. Delinquent account balances are written off after management has determined that collection is not probable.

A contract asset exists when the Company has transferred products or provided services to its customers, but customer payment is contingent upon satisfaction of additional performance obligations. Certain contracts include terms related to price arrangements such as price increases and free months. The Company recognizes revenues ratably over the contract term, which could potentially give rise to contract assets during certain periods of the contract term. Contract assets are recorded in prepaid and other current assets and other assets in the consolidated balance sheets.

Deferred revenue (a contract liability) is recognized when the Company has an unconditional right to a payment before it transfers products or services to customers. Deferred revenue is included in other current liabilities and other liabilities in the consolidated balance sheets.

Contract costs

Direct and indirect incremental costs solely related to obtaining revenue generating contracts are capitalized as costs of obtaining a contract when they are incremental and if they are expected to be recovered. Such costs consist primarily of commission fees and sales bonuses, contract fulfillment costs, as well as indirect related payroll costs. Contract costs are amortized over the estimated period of benefit, which is estimated as 3 years, on a straight-line basis.

For further information on revenue recognition, see Note 5 – Revenue.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of significant accounting policies (continued)

l)       Income taxes

The Company files consolidated U.S. federal, state, local and foreign income tax returns where applicable.

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized in the future. A tax benefit from an uncertain income tax position may be recognized in the financial statements only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The Tax Act revised U.S. corporate income tax law by, among other things, reducing the U.S. federal corporate income tax rate to 21 percent imposed a minimum tax on foreign earnings related to intangible assets called global intangible low-taxed income (“GILTI”), a one-time transition tax on previously unremitted foreign earnings and modified the taxation of other income and expense items. With regards to the GILTI minimum tax, foreign earnings are reduced by the profit attributable to tangible assets and a deductible allowance of up to 50.0 percent, subject to annual limitations. For GILTI, the Company has elected to account for the impact of the minimum tax as a period cost when incurred. The effects of the Tax Act on the measurement of deferred tax assets and liabilities and other aspects of the income tax provision of the Company are described in greater detail in Note 17 – Income taxes.

m)       Equity-based compensation

SIS has issued equity awards in the form of profit interest units (“PIUs”) to certain employees of Cyxtera and its affiliates. Compensation expense related to PIU awards is based on the fair value of the underlying units on the grant date. Fair value of PIUs is estimated using a Black-Scholes option pricing model (“OPM”), which requires assumptions as to expected volatility, dividends, term, and risk-free rates. These PIUs vest based on a service condition. For additional information regarding equity-based compensation, see Note 14 – Profit interest units of SIS Holdings LP.

n)       Other comprehensive income (loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are included in comprehensive income (loss) but are excluded from net loss as these amounts are recorded directly as an adjustment to shareholder’s equity. The Company’s other comprehensive income (loss) is comprised of unrealized gains and losses on foreign currency translation adjustments.

o)       Advertising expenses

Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in the consolidated statements of operations. Advertising expense of $2.4 million, $10.0 million and $11.0 million was recorded during the years ended December 31, 2020, 2019 and 2018, respectively.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of significant accounting policies (continued)

p)       Recent accounting pronouncements

The Company is expected to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (“JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, such that an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of the extended transition periods and, as a result, the Company will not be required to adopt new or revised accounting standards on the adoption dates required for other public companies so long as the Company remains an emerging growth company.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-04, Intangibles – Goodwill and Other (“Topic 250”) – Simplifying the Test for Goodwill Impairment. The update removes Step 2 of the goodwill impairment test and redefines the concept of impairment from a measure of loss when comparing the implied fair value of goodwill to its carrying amount, to a measure comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. As amended by ASU 2019-10, the update is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company early adopted this standard as of January 1, 2018. Adoption of the standard did not have an impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2020-04, Reference Rate Reform, which provides optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments are effective for all entities as of March 12, 2020 through December 31, 2022. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740)-Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions and by clarifying and amending existing guidance applicable to accounting for income taxes. The amendment is effective for the Company commencing in 2022 with early adoption permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of significant accounting policies (continued)

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which amends Accounting Standards Codification (“ASC”) 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement (“CCA”) that is a service contract. In discussing the topic of cloud computing accounting, ASU 2018-15 aligns the accounting for costs incurred to implement a CCA that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Specifically, the ASU amends ASC 350 to include in its scope implementation costs of a CCA that is a service contract and clarifies that a customer should apply ASC 350-40 to determine which implementation costs should be capitalized in a CCA that is considered a service contract. This ASU is effective commencing in 2021. Early adoption is permitted. Entities are permitted to apply either a retrospective or prospective transition approach to adopt the guidance. When prospective transition is chosen, entities must apply the transition requirements to any eligible costs incurred after adoption. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018 -13, Fair Value Measurement (Topic 820)–Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which refreshes fair value disclosure requirements. The ASU eliminates disclosures that relied too heavily on subjective information that may have been misinterpreted and strengthens remaining disclosures to provide investors with increased transparency for the estimates and assumptions used in valuation. The FASB developed early adoption guidance that companies should consider for financial statements that have not been issued or made available for issuance. An entity can early adopt the portion of the ASU permitting the removal or modification of existing disclosures, and delay adoption of any new disclosures required under the ASU until their effective date in 2020. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments–Credit Losses (Topic 326)-Measurement of Credit Losses on Financial Instruments, which requires companies to measure and recognize lifetime expected credit losses for certain financial instruments, including trade accounts receivable. Expected credit losses are estimated using relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This amendment is effective commencing in 2023 with early adoption permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. Entities are permitted to use a modified retrospective approach. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and issued subsequent amendments to the initial guidance and implementation guidance with ASU 2017-13, ASU 2018-01, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2020-05 (collectively referred as “Topic 842”). The new guidance requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by finance and operating leases with lease terms of more than 12 months, and also requires enhanced disclosures. The amendment requires the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach and is effective commencing in 2022 with early adoption permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. The Company plans to elect various practical expedients and will not reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases or initial direct costs for any existing leases. Additionally, the Company plans to elect practical expedients to not separate non-lease components from lease components. The Company expects to record a significant increase in assets and liabilities on the consolidated balance sheet at adoption due to the recording of right-of-use assets and corresponding lease liabilities related to its operating leases where the Company is a lessee. The Company does not expect the adoption of this guidance to have any impact on its cash flows and liquidity.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Discontinued operations

As discussed in Note 1, in December 2019, Cyxtera spun-off the entirety of the Company’s former Cybersecurity business to SIS. The transaction was consummated to segregate the Colocation and the Cybersecurity businesses into individual reporting entities. The Company’s Colocation and Cybersecurity businesses each constituted a segment prior to the transaction.

Cyxtera Management Inc. master services agreement fee

In connection with the Colocation Acquisition and the Cybersecurity Acquisitions, SIS and all its subsidiaries and controlled affiliates (collectively the “Company Group”) entered into an Intercompany Master Services Agreement with Cyxtera Management, Inc., a direct wholly owned subsidiary of Cyxtera (the “Management Company”). Under the Intercompany Master Services Agreement, the Management Company agreed to provide certain services to the Company Group including financial, accounting, administrative and other services from time to time. For the years ended December 31, 2019 and 2018, 23% and 19%, respectively, of the fees under the Intercompany Master Services were allocated to the Cybersecurity business and the remaining 77% and 81%, respectively, to the other subsidiaries of SIS. Fees under the Intercompany Master Services Agreement totaled $25.3 million and $16.3 million, respectively, for the years ended December 31, 2019 and 2018, including $1.3 million related to equity-based compensation costs during the year ended December 31, 2019 (none in 2018).

Cyxtera Management Inc. transition services agreement

Upon the consummation of the Cybersecurity Spin-Off, the Company, Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provides certain transition services to Appgate and Appgate provides certain transition services to Cyxtera. The Transition Services Agreement provided for a term that commenced on January 1, 2020 and substantially ended on December 31, 2020. During the year ended December 31, 2020, the Company charged $3.9 million to Appgate for services rendered under the Transition Services Agreement (net of service fees provided to Cyxtera and its subsidiaries by Appgate). Income from the Transition Services Agreement is included in other expenses, net in the consolidated statement of operations for the year ended December 31, 2020.

Promissory Notes

On March 31, 2019, Appgate issued promissory notes to each of the Company and the Management Company (together, the “Promissory Notes”) evidencing certain funds borrowed by Appgate from each of the Company and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day is the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Discontinued operations (continued)

As of December 31, 2019, the Company had a receivable related to the Promissory Notes of $127.7 million. As of December 31, 2019, the Company assessed collectability of this balance and reserved the entire amount of $127.7 million. The allowance is presented as impairment of notes receivable from affiliate in the consolidated statement of operations for the year ended December 31, 2019. During 2020, the Company advanced an additional $19.4 million and recorded provision for loan losses in the same amount. As discussed in Note 21, on February 8, 2021, the Company received a partial repayment on the then accumulated principal and interest under the Promissory Notes and issued a payoff letter to Appgate extinguishing the balance remaining unpaid following such repayment. Accordingly, for the year ended December 31, 2020, the Company recorded a reversal of previously established allowance of $117.1 million. The activity in the allowance for loan losses on the Promissory Notes during the year ended December 31, 2020 was as follows (in millions):

2020
Beginning balance	$127.7
Provision for loan losses	19.4
Reversal of allowance	(117.1)
Net reversal of allowance for loan losses	(97.7)
Ending balance	$30.0

The major items constituting pretax loss of discontinued operations for the years ended December 31, 2019 and 2018 is presented below (in millions):

	2019	2018
Revenues	$43.9	$35.8
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	18.9	16.8
Selling, general and administrative expenses	68.6	58.5
Depreciation and amortization	17.9	17.2
Loss on impairment of assets	170.0	-
Total operating costs and expenses	275.4	92.5

Loss from operations	(231.5)	(56.7)
Interest expense, net	(2.8)	0.2
Other operating expenses, net	(0.6)	(0.3)
Loss before income taxes	(234.9)	(56.8)
Income tax benefit	15.7	10.4
Loss from discontinued operations, net of tax	$(219.2)	$(46.4)

During the year ended December 31, 2019, the Company recorded a total goodwill impairment loss of $170 million included in loss on impairment of assets above related to goodwill that was recognized in connection with the Cybersecurity Acquisitions. The impairment charges were attributed to the differences between the sales performance of the business as compared to the sales assumptions contained in the models previously used to value the intangible assets recognized in the Cybersecurity Acquisitions. The softer long-term outlook resulted in a lower valuation for the segment. As a result of the 2019 impairment test, the goodwill balance recognized in connection with the Cybersecurity Acquisitions was impaired. There were no such impairments for the Cybersecurity segment during the year ended December 31, 2018.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Discontinued operations (continued)

The effective tax rate on discontinued operations for the years ended December 31, 2019 and 2018 was 6.7% and 18.3%, respectively. An income tax reconciliation between the U.S. statutory tax rate of 21% for each of the years ended December 31, 2019 and 2018 and the effective tax rate on discontinued operations is as follows:

	2019	2018
Income tax at U.S. federal statutory income tax rate	$49.3	$11.9
Goodwill impairment	(35.7)	-
State and local taxes, net of federal income tax benefit	4.0	0.4
Valuation allowance	(2.2)	1.4
Equity-based compensation	(1.3)	(1.2)
Earnings of foreign subsidiaries	(0.6)	(0.4)
Tax Act reform	0.7	(0.4)
Withholding taxes	(0.6)	(0.9)
NOL adjustment	-	0.2
Other	2.1	(0.6)
Total income tax benefit on discontinued operations	$15.7	$10.4

Note 4. Earnings (loss) per common share

The Company does not have any instruments that would be dilutive to common shareholders.

Note 5. Revenue

Revenue from contracts with customers

Cyxtera transitioned to ASC Topic 606 on January 1, 2018 using the full retrospective transition method. Accordingly, all periods included in the accompanying consolidated financial statements reflect the application of ASC Topic 606. The Company’s transition to ASC Topic 606 represented a change in accounting principle.

ASC Topic 606 eliminates industry-specific guidance and provides a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of ASC Topic 606 is that a reporting entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the reporting entity expects to be entitled for the exchange of those goods or services.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Revenue (continued)

Disaggregation of revenue

The Company disaggregates revenue from contracts with customers into recurring revenue and non-recurring revenues. Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees. These fees are generally billed monthly and recognized ratably over the term of the contract. The Company’s non-recurring revenues are primarily comprised of installation services related to a customer's initial deployment and professional services the Company performs. These services are considered to be non-recurring because they are billed typically once, upon completion of the installation or the professional services work performed. The majority of these non-recurring revenues are typically billed on the first invoice distributed to the customer in connection with their initial installation. However, revenues from installation services are deferred and recognized ratably over the period of the contract term as discussed in Note 2 in accordance with ASC Topic 606.

	2020	2019	2018
Recurring revenue	$657.4	$648.6	$691.8
Non-recurring revenues	33.1	30.0	11.5
Total	$690.5	$678.6	$703.3

Contract balances

The following table summarizes the opening and closing balances of the Company's receivables; contract asset, current; contract asset, non-current; deferred revenue, current; and deferred revenue, non-current (in millions):

					Deferred
		Contract	Contract	Deferred	revenue,
		asset,	asset, non-	revenue,	non-
	Receivables	current	current	current	current
Beginning balances as of January 1, 2018 (1)	$61.9	6.1	21.9	3.5	6.2
Closing balances as of December 31, 2018	86.8	23.4	26.6	12.3	7.6
Net increase during the year ended December 31, 2018	24.9	17.3	4.7	8.8	1.4
Closing balances as of December 31, 2019	65.2	32.5	23.8	14.6	9.6
Net (decrease) increase during the year ended December 31, 2019	(21.6)	9.1	(2.8)	2.3	2.0
Closing balances as of December 31, 2020	33.5	23.8	16.8	15.6	18.1
Net (decrease) increase during the year ended December 31, 2020	(31.7)	(8.7)	(7.0)	1.0	8.5

(1) Represents adjusted balance upon retrospective adoption of ASC Topic 606 and recast for discontinued operations.

The difference between the opening and closing balances of the Company's contract assets and deferred revenues primarily results from the timing difference between the Company's performance obligation and the customer's payment. The amounts of revenue recognized during the years ended December 31, 2020, 2019 and 2018 from the opening deferred revenue balance was $8.2 million, $10.0 million and $3.5 million, respectively. During the years ended December 31, 2020, 2019 and 2018, no impairment loss related to contract balances was recognized in the consolidated statements of operations.

In addition to the contract liability amounts shown above, deferred revenue on the consolidated balance sheets includes $44.6 million and $43.2 million of advanced billings as of December 31, 2020 and 2019, respectively.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5.       Revenue (continued)

Contract costs

The ending balance of net capitalized contract costs as of December 31, 2020 and 2019 was $40.6 million and $56.3 million, respectively, $23.8 million and $32.5 million of which were included in prepaid and other current assets in the consolidated balance sheets as of December 31, 2020 and 2019, respectively, and $16.8 million $23.8 million of which were included in other assets in the consolidated balance sheets as of December 31, 2020 and 2019, respectively. For the years ended December 31, 2020, 2019 and 2018, $35.1 million, $29.8 million and $17.3 million, respectively, of contract costs was amortized, $24.1 million, $21.2 million and $12.7 million of which were included in cost of revenues, excluding depreciation and amortization in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018, respectively, and $11 million, $8.6 million and $4.3 million of which were included in selling, general and administrative expenses in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018.

Remaining performance obligations

As of December 31, 2020, $33.7 million of total revenues and deferred installation revenues are expected to be recognized in future periods, the majority of which are expected to be recognized over the next 24 months. While initial contract terms vary in length, substantially all contracts automatically renew in one-year increments. Included in the remaining performance obligations is either 1) remaining performance obligations under the initial contract terms or 2) remaining performance obligations related to contracts in the renewal period once the initial terms have lapsed. The remaining performance obligations do not include variable consideration related to unsatisfied performance obligations such as the usage of metered power or any contracts that could be terminated without any significant penalties such as the majority of interconnection revenues.

Note 6.       Asset sales

Cyxtera Colocation Entity Limited (“Cyxtera HK”)

In December 2018, a subsidiary of the Company entered into an agreement to sell the data center operations of Cyxtera HK, an indirect wholly-owned subsidiary of the Company. The sale of Cyxtera HK was completed in May 2019 for a sales price of $0.5 million. In connection with the sale, the Company recognized a loss of $3.1 million, which is included in loss on asset sales in the consolidated statement of operations for the year ended December 31, 2019. Cyxtera’s third-party colocation business in Hong Kong was not subject to the sale.

Other assets

In April 2019, the Company completed the sale of certain equipment for a sales price of $0.8 million. In connection with the sale, the Company recognized a loss of $3.0 million, which is included in loss on asset sales in the consolidated statement of operations for the year ended December 31, 2019.

Note 7.       Balance Sheet components

Allowance for doubtful accounts

During the year ended December 31, 2020, the Company recorded write-offs of $6.5 million and decreased its allowance by $5.5 million. The allowance for doubtful accounts was impacted to a lesser extent from foreign currency translation during the same period.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Balance Sheet components (continued)

Prepaid and other current assets

Prepaid and other current assets consist of the following as of December 31, 2020 and 2019 (in millions):

	2020	2019
Contract asset, current	$23.8	$32.5
Prepaid expenses	14.6	16.0
Value added tax ("VAT") receivable	0.9	7.5
Other current assets	2.6	0.5
Total prepaid and other current assets	$41.9	$56.5

Note 8. Property, plant and equipment, net

Property, plant and equipment, net consist of the following as of December 31, 2020 and 2019 (in millions):

	2020	2019
Land	$10.6	$10.6
Buildings	986.1	938.2
Leasehold improvements	882.8	842.2
Personal property	186.8	140.2
Construction in progress	68.9	91.7
	2,135.2	2,022.9
Less: accumulated depreciation and amortization	(554.5)	(379.4)
Property, plant and equipment, net	$1,580.7	$1,643.5

Assets under capital leases and related accumulated amortization are $941.4 million and $137.7 million, respectively as of December 31, 2020, and $882.1 million and $71.8 million, respectively as of December 31, 2019.

Depreciation and amortization expense amounted to $171.4 million, $159.4 million and $169.1 million, respectively for the years ended December 31, 2020, 2019 and 2018.

Note 9. Goodwill and intangible assets

Goodwill was $762.2 million and $759.4 million as of December 31, 2020 and 2019, respectively. The change in goodwill during the years ended December 31, 2020, 2019 and 2018 was due to foreign currency translation. The Company has not recorded any goodwill impairment related to the Colocation business since inception.

In addition, the Company has indefinite-lived intangible assets of $0.5 million as of December 31, 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9.       Goodwill and intangible assets (continued)

Summarized below are the carrying values for the major classes of amortizing intangible assets as of December 31, 2020 and 2019 (in millions):

	2020			2019
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Customer relationships	$768.0	$(221.1)	$546.9	$768.0	$(160.8)	$607.2
Favorable leasehold interests	59.3	(20.4)	38.9	59.7	(15.8)	43.9
Developed technology	0.3	(0.3)	-	0.3	(0.2)	0.1
Total intangibles	$827.6	$(241.8)	$585.8	$828.0	$(176.8)	$651.2

The main changes in the carrying amount of each major class of amortizing intangible assets during the years ended December 31, 2020, 2019 and 2018 was amortization and, to a lesser extent, the impact of foreign currency translation. During the year ended December 31, 2019, the carrying amount of favorable leasehold interests also changed as a result of some lease modifications that required a classification change from operating lease to capital lease treatment.

Amortization expense on intangible assets, excluding the impact of unfavorable leasehold interest amortization, amounted to $65.8 million, $67.7 million and $70.2 million, respectively, for the years ended December 31, 2020, 2019 and 2018. Amortization expense for all intangible assets, except favorable leasehold interests, was recorded within depreciation and amortization expense in the consolidated statements of operations. As of December 31, 2020 and 2019, the Company had $18.5 million and $20.8 million, respectively, of unfavorable leasehold interests included within other liabilities in the accompanying consolidated balance sheets. Favorable leasehold amortization of $5.4 million, $7.3 million and $9.8 million, and unfavorable leasehold amortization of $2.3 million, $3.3 million and $8.1 million, respectively, was recorded within cost of revenues, excluding depreciation and amortization in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018.

The Company estimates annual amortization expense for existing intangible assets subject to amortization is as follows (in millions):

For the years ending:

2021	$65.8
2022	65.8
2023	65.8
2024	65.8
2025	65.0
Thereafter	257.6
Total amortization expense	$585.8

Impairment tests

The Company performs annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. No impairment charges were recorded in continuing operations during the years ended December 31, 2020, 2019 and 2018.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9.       Goodwill and intangible assets (continued)

During the year ended December 31, 2020, the Company performed a qualitative assessment, which consists of an assessment of whether it is more-likely -than-not that a reporting unit’s fair value is less than its carrying amount. During the year ended December 31, 2019, the Company opted for a quantitative assessment. For purposes of the Company’s 2019 quantitative annual impairment test of goodwill, fair value measurements were determined using both the income approach and the market approach. The income approach was based largely on inputs that are not observable to active markets, which would be deemed Level 3 fair value measurements. These inputs include management’s expectations about future revenue growth and profitability, marginal income tax rates by jurisdiction, and the rate at which the cash flows should be discounted in order to determine this fair value estimate. Where a market approach is used, the inputs also include publicly available data about the Company’s competitors’ financial ratios and transactions.

As of December 31, 2020 and 2019, the Company concluded goodwill of the Colocation segment was not impaired as the fair value of the reporting unit exceeded its carrying value, including goodwill.

Note 10.     Fair value measurements

The fair value of cash, accounts receivable, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximate their carrying value because of the short-term nature of these instruments.

The carrying values and fair values of other financial instruments are as follows as of December 31, 2020 and 2019 (in millions):

	2020		2019
	Carrying value	Fair value	Carrying value	Fair value
2017 First Lien Term Facility	$786.6	$730.6	$794.6	$691.3
2019 First Lien Term Facility	98.5	93.0	99.5	87.1
2017 Second Lien Term Facility	310.0	241.8	310.0	201.5
Revolving Facility	142.6	142.6	52.0	52.0

The fair value of our First Lien Term Facility and our Second Lien Term Facility (as defined in Note 12) as of December 31, 2020 and 2019 were based on the quoted market price for these instruments in an inactive market, which is considered Level 2 of the fair value hierarchy. The carrying value of the Revolving Facility approximates estimated fair value as of December 31, 2020 and 2019 due to the variability of interest rates. Debt issuance costs of $17.1 million and $22.2 million, respectively as of December 31, 2020 and 2019 are not included in the carrying value of these instruments as shown above.

Note 11.     Leases

Capital lease obligations and sale-leaseback financings

The Company leases certain facilities and equipment under capital lease arrangements that expire at various dates ranging from 2022 to 2054. The Company also enters sale-leaseback financings, primarily relating to equipment. Amortization of assets under capital leases is included in depreciation and amortization expense in the Company’s consolidated statements of operations. Payments on capital leases and sale-leaseback financings are included in repayments of capital leases and sale-leaseback financings in the Company’s consolidated statements of cash flows.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11.     Leases (continued)

The weighted-average interest rate on the Company’s sale-leaseback financings is 8.39% as of December 31, 2020. The lease terms of the Company’s sale-leaseback financings range from 24 to 36 months. During the year ended December 31, 2020, the Company had additions to assets and liabilities recorded as sale-lease financings of $46 million.

The future minimum lease payments under capital lease arrangements and sale-leaseback financings as of December 31, 2020 are as follows (in millions):

    For the years ending:

2021	$146.2
2022	131.8
2023	123.2
2024	113.4
2025	115.9
Thereafter	2,294.8
Total minimum lease payments	2,925.3
Less: amount representing interest	(1,936.3)
Present value of net minimum lease payments	989.0
Less: current portion	(55.9)
Capital leases, net of current portion	$933.1

Interest expense recorded in connection with capital leases and sale-leaseback financings totaled $98 million and $71.1 million, respectively for the years ended December 31, 2020 and 2019 and is included within interest expense, net in the accompanying consolidated statements of operations.

Operating leases

The Company leases the majority of its data centers and certain equipment under noncancelable operating lease agreements. The Company’s operating leases for data centers expire at various dates from 2021 to 2045 with renewal options available to the Company. The lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods for certain leases to better match the phased build out of its data centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the term of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent within other liabilities in the consolidated balance sheets.

As described in Note 2 – Significant accounting policies, occasionally, the Company enters into contracts with customers for data center, office and storage spaces that contain lease components. The Company's leases with customers are generally classified as operating leases and lease payments are recognized on a straight-line basis over the lease term.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11.     Leases (continued)

The future minimum lease receipts and payments under operating leases as of December 31, 2020 are as follows (in millions):

	Lease	Lease
For the years ending:	receipts	commitments (1)
2021	$10.3	$60.6
2022	10.3	61.2
2023	10.3	60.1
2024	10.3	58.0
2025	10.3	48.6
Thereafter	13.8	298.2
Total minimum lease receipts / payments	$65.3	$586.7

(1) Minimum lease payments have not been reduced by minimum sublease rentals of $53.6 million due in the future under non-cancelable subleases.

Total rent expense, including the net impact from amortization of favorable and unfavorable leasehold interests, was approximately $113.8 million, $119.8 million and $139.3 million, respectively, for the years ended December 31, 2020, 2019 and 2018 and is included within cost of revenues, excluding depreciation and amortization in the consolidated statements of operations.

Note 12.     Long-term debt

Long-term debt consists of the following as of December 31, 2020 and 2019 (in millions):

	2020	2019
2017 First Lien Term Facility due May 2024	$786.6	$794.6
2019 First Lien Term Facility due May 2024	98.5	99.5
2017 Second Lien Term Facility due May 2025	310.0	310.0
Revolving Facility due May 2022	142.6	52.0
Less: unamortized debt issuance costs	(17.1)	(22.2)
	1,320.6	1,233.9
Less: current maturities of long-term debt	(9.1)	(9.1)
Long-term debt, net of current portion	$1,311.5	$1,224.8

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12.     Long-term debt (continued)

Senior secured credit facilities

On May 1, 2017, a subsidiary of the Company (the “Borrower”) entered into credit agreements for up to $1,275.0 million of borrowings under first and second lien credit agreements (collectively, the “Senior Secured Credit Facilities”). The Senior Secured Credit Facilities consist of (a) a first lien credit agreement providing for (i) a $150.0 million first lien multi-currency revolving credit facility (the “Revolving Facility”) and (ii) an $815.0 million first lien term loan borrowing (the “2017 First Lien Term Facility”), and (b) a second lien credit agreement providing for a $310.0 million second lien term loan credit borrowing (the “2017 Second Lien Term Facility”). On May 13, 2019, the Borrower borrowed an additional $100.0 million under the incremental first lien loan under the first lien credit agreement (the “2019 First Lien Term Facility”). The Senior Secured Credit Facilities, including the 2019 First Lien Term Facility, are secured by substantially all assets of Borrower and contain customary covenants, including reporting and financial covenants, some of which require the Borrower to maintain certain financial coverage and leverage ratios, as well as customary events of default, and are guaranteed by certain of the Borrower’s domestic subsidiaries. As of December 31, 2020, the Company believes the Borrower was in compliance with these covenants. The Revolving Facility, 2017 First Lien Term Facility, the 2019 First Lien Term Facility, and the 2017 Second Lien Term Facility have a five, seven, five and eight-year term respectively, and are set to expire on May 1, 2022, May 1, 2024, May 1, 2024, and May 1, 2025, respectively.

The Borrower is required to make amortization payments on each of the 2017 First Lien Term Facility and the 2019 First Lien Term Facility at a rate of 1% of the original principal amount per annum, payable on a quarterly basis, with the remaining balance to be repaid in full at maturity. The 2017 First Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 2.00% to 3.00%. The 2019 First Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 3.00% to 4.00%. The 2017 Second Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 6.25% to 7.25%. As of December 31, 2020, the rate for the 2017 First Lien Term Facility was 4.00%, the rate for the 2019 First Lien Term Facility was 5.00%, and the rate for the 2017 Second Lien Term Facility was 8.25%.

The Revolving Facility allows the Borrower to borrow, repay and reborrow over its stated term. The Revolving Facility provides a sublimit for the issuance of letters of credit of up to $30.0 million at any one time. Borrowings under the Revolving Facility bear interest at a rate based on LIBOR plus a margin that can vary from 1.5% to 3.0% or, at the Borrower’s option, the alternative base rate, which is defined as the higher of (a) the Federal Funds Rate plus 0.5%, (b) the JP Morgan prime rate or (c) one-month LIBOR plus 1%. As of December 31, 2020, the rate for the Revolving Facility was 3.15%. The Borrower is required to pay a letter of credit fee on the face amount of each letter of credit, which bears a 0.125% rate per annum. As of December 31, 2020, the Borrower did not have additional borrowing capacity under the Revolving Facility.

The aggregate maturities of our long-term debt, excluding the Revolving Facility, are as follows as of December 31, 2020 (in millions):

For the years ending:	Principal amount
2021	$9.1
2022	9.1
2023	9.1
2024	857.8
2025	310.0
Total	$1,195.1

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12.     Long-term debt (continued)

Interest expense, net

Interest expense, net for the years ended December 31, 2020, 2019 and 2018 consist of the following (in millions):

	2020	2019	2018
Interest expense on debt, net of capitalized interest	$66.6	$75.9	$71.3
Interest expense on capital leases	98.0	71.1	29.2
Amortization of deferred financing costs and fees	5.8	5.7	8.2
Interest income on Promissory Notes (Note 3)	(1.0)	-	-
Total	$169.4	$152.7	$108.7

Debt issuance costs and fees

The Company incurred aggregate debt issuance costs and fees of $5.0 million during the year ended December 31, 2019 (none in 2020 and 2018).

Note 13.    Shareholder’s equity

The Company’s authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of December 31, 2020 and 2019, the Company has 0.96 of a share of common stock issued and outstanding, which share is owned by SIS.

Note 14.    Profit interest units of SIS Holdings LP

SIS adopted the SIS Holdings LP Class B Unit Plan (the “SIS Plan”) in May 2017. The purpose of the SIS Plan is to promote the interests of SIS and its controlled affiliates, including Cyxtera and the former Cybersecurity business, by (a) attracting and retaining officers, directors, managers, employees and consultants of SIS and its controlled affiliates, and (b) enabling such persons to acquire an equity interest in and participate in the long-term growth and financial success of SIS and its controlled affiliates. 1,000,000 Class B profit interest units were available for issuance pursuant to awards under the SIS Plan. Class B units issued under the SIS Plan are limited partnership units in SIS and are subject to the terms and conditions of the Amended and Restated Limited Partnership Agreement of SIS, dated May 1, 2017.

All awards were issued in 2017, 2018 and 2019 (none in 2020). Awards under the SIS Plan are subject to a vesting schedule measured by a service condition such that awards vest 25% after the first anniversary of issue date (or, with respect to certain employees, the earlier of their hire date and May 1, 2017) and the remainder vest in equal monthly installments over the 42 months following the initial vesting date. In addition, vesting of all unvested units will be accelerated upon the satisfaction of a performance condition, namely an “exit event”. An exit event is defined as a change of control through sale of all or substantially all of the assets of SIS and its subsidiaries (whether by merger, recapitalization, stock sale or other sale or business combination, including the sale of any subsidiary accounting for all or substantially all of the revenues of SIS and its subsidiaries on a consolidated basis) or any transaction resulting in a change of in excess of 50% of the beneficial ownership of the voting units of SIS. The holders of the Class B units were not required to make any capital contributions to SIS or the Company in exchange for their Class B units and are entitled to receive distributions on their vested units (including those accelerated upon an exit event).

In 2019 and 2018, Class B units were issued to employees of the Company as well as other affiliates of SIS, including the Management Company (none in 2020) and the former Cybersecurity business.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14.     Profit interest units of SIS Holdings LP (continued)

Compensation expense related to the Class B units is recognized based on the estimated fair values of the Class B units and recognized on straight line basis over the service period. The fair value of the Class B units was estimated using a Black-Scholes OPM, which estimates the fair value of each class of security using call options. Similar to call options for publicly-traded stock, call options used in an OPM assign value to each class of security based on the potential to profit from the upside of the business while taking into account the unique characteristics of each class of security. Each call option gives its holder the right, but not the obligation, to buy the underlying asset at a predetermined price, or exercise price. The starting equity value is based on the total equity value of the Company rather than, in the case of a regular call option, the per share stock price.

The strike prices on the options in an OPM model are represented by “breakpoints”, which are the points at which there is a change in the proportion of the claims of the various securities on the total equity value. Each junior security is considered a call option with a claim on the equity value at an exercise price which settles all of the more senior claims and takes into account the unique characteristics of each class of security. A discount for lack of marketability was then calculated based the Finnerty model, using series-specific volatility, and applied to the per share value of Class B units produced by the OPM, to arrive at a non-marketable value.

The following inputs were used in the valuation of the Class B units for grants issued during the years ended December 31, 2019 and 2018:

	2019	2018
Expected life (years)	3.9	4
Risk-free rate (%)	1.55%	2.70%
Expected volatility (%)	45%	35%
Expected dividend (%)	0%	0%

Expected life: The expected term to a liquidity event was estimated based on the Company’s view of timeline to achieve an exit event.

Risk-free rate: The Company estimated the risk-free rate based on the U.S. constant maturity treasury rate where the maturity is commensurate with the expected term.

Expected volatility: Since the Company is private, the volatility was estimated based on historical equity volatilities of a group of publicly traded comparable companies, adjusted for leverage.

Expected dividend: The Company has not paid and is not expecting to pay dividends in the foreseeable future.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14.     Profit interest units of SIS Holdings LP (continued)

A summary of PIU awards granted by SIS to the employees of the Company, including the impact from the Cybersecurity Spin-Off described in Note 3 for the years ended December 31, 2020, 2019 and 2018 is presented below:

		Weighted-
		average grant
	Number of units	date fair value
Outstanding at December 31, 2018	970,562	$84.28
Granted	94,803	82.54
Forfeited	(116,892)	(106.40)
Effect of Cybersecurity Spin-Off	(261,759)	(86.77)
Outstanding at December 31, 2019	686,714	$82.65
Forfeited	(48,995)	(81.95)
Outstanding at December 31, 2020	637,718	$82.70

Equity-based compensation costs totaled $7.5 million, $15.9 million and $14.9 million, respectively for the years ended December 31, 2020, 2019 and 2018, of which $6.9 million, $14.5 million and $12.3 million, respectively is included in selling, general and administrative expenses and $0.6 million, $1.4 million and $2.6 million, respectively is included in cost of revenues, excluding depreciation and amortization, in the accompanying statements of operations. No related income tax benefit was recognized as of December 31, 2020, 2019 or 2018.

As of December 31, 2020, total equity-based compensation costs related to 206,414 unvested Class B units not yet recognized totaled $8.3 million, which is expected to be recognized over a weighted-average period of 2 years.

Note 15. Cyxtera Management, Inc. Long-Term Incentive Plan

On February 13, 2018, the Management Company adopted the Cyxtera Management, Inc. Long- Term Incentive Plan (the “LTI Plan”). The purpose of the LTI Plan is to retain key talent, attract new employees, align particular behavior with the common goals of profitability and revenue growth, provide incentive awards the value of which are tied to the equity value of SIS and to create an opportunity for certain key employees to participate in value creation.

The value of award units under the LTI Plan is tied to SIS’s equity value. Award units entitle the holder to share in the equity appreciation of SIS upon an exit event or an initial public offering (an “IPO”). Except in the case of an IPO, any payments in respect of the awards are expected to be made in cash. In an IPO, payment may be made in the stock of the IPO vehicle. Payout is estimated to range between $0 and $70 million, depending on a multiple based on the results of the exit event or IPO. While awards under the LTI Plan vest, to the extent there is no exit event or an IPO, the awards expire after seven years from the grant date. The Company has determined that no expense or liability should be recognized under this LTI Plan until an exit event or IPO occurs.

As described in Note 21, on February 22, 2021, Cyxtera entered into a definitive business combination agreement which is expected to close mid-2021. Under the agreement, the Company shall, or shall cause its subsidiaries to, terminate or declare an “Early Settlement Event” under (resulting in the final settlement of) the LTI Plan and any award agreements thereunder, in each case, without liability to the Company or any of its subsidiaries.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Employee benefits – 401(k)

Effective July 2, 2017, the Company’s employees are eligible to participate in the Cyxtera 401(k) Savings Plan (the “Plan”), a defined contribution benefit plan sponsored by the Management Company. Under the Plan, the Company may make a safe harbor matching contribution equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% the employee’s compensation.

Matching contributions made to the Plan were $3 million, $3.6 million and $2.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, of which $1.8 million, $2.2 million and $1.5 million, respectively, is included in cost of revenues, excluding depreciation and amortization, and $1.2 million, $1.4 million and $1.2 million, respectively, is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Through December 31, 2020, employees of Appgate were eligible to participate in the Plan. Under the Transition Services Agreement, costs related to the participation of Appgate employees in the Plan were charged back to Appgate through the Transition Services Agreement.

Note 17. Income taxes

The income tax (expense) benefit from continuing operations for the years ended December 31, 2020, 2019 and 2018 consists of the following (in millions):

	2020	2019	2018
Domestic and foreign (loss) earnings:
U.S. loss	$(97.9)	$(374.0)	$(187.5)
Foreign (loss) earnings	(21.4)	(6.9)	0.8
Total loss from continuing operations before
income taxes	(119.3)	(380.9)	(186.7)
Current:
U.S. Federal	$-	$-	$-
U.S. State and local	(0.2)	(1.8)	2.1
Foreign	(2.2)	(0.4)	(0.7)
Total current tax provision	(2.4)	(2.2)	1.4
Deferred:
U.S. Federal	5.7	70.0	31.5
U.S. State and local	(1.7)	14.9	11.3
Foreign	(5.1)	3.2	(2.9)
Total deferred tax benefit	(1.1)	88.1	39.9
Total income tax (expense) benefit	$(3.5)	$85.9	$41.3

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Income taxes (continued)

The effective tax rate for the years ended December 31, 2020, 2019 and 2018 is (2.9)%, 22.6% and 22.1%, respectively. An income tax reconciliation between the U.S. statutory tax rate of 21% for each of the years ended December 31, 2020, 2019 and 2018 and the effective tax rate is as follows (in millions). Refer to Note 3 for income tax impact on discontinued operations.

	2020	2019	2018
Income tax at U.S. federal statutory income tax rate	$25.1	$80.0	$39.2
State and local taxes, net of federal income tax benefit	9.2	17.5	10.9
Valuation allowance	(31.6)	(4.0)	1.7
Nondeductible Equity-based compensation	(1.6)	(3.0)	(2.9)
Taxes of foreign operations at rates different than
U.S. Federal statutory rates	(1.9)	2.8	(0.3)
Foreign adjustments	(1.8)	-	-
Impact of U.S. Tax Act	-	(1.5)	(2.7)
GILTI inclusion	-	(0.8)	-
NOL adjustment	-	(1.0)	(2.6)
Other	(0.9)	(4.1)	(2.0)
Total income tax (expense) benefit	$(3.5)	$85.9	$41.3

The effective tax rate for the years ended December 31, 2020, 2019, and 2018 differs from the U.S. Federal income tax rate of 21% primarily due to state taxes and U.S. and foreign taxes on the Company’s earnings as well as recorded valuation allowances. During the year ended December 31, 2020, the effective tax rate was lower primarily due to the valuation allowance recorded on certain deferred tax assets which are not more-likely-than-not to be realized.

The Tax Act, which was signed into law on December 22, 2017, contained many significant changes to the U.S. federal income tax laws. Among other things, the Tax Act reduced the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018, limited the tax deductibility of interest expense, accelerated expensing of certain business assets and transitioned the U.S. international taxation from a worldwide tax system to a territorial tax system by imposing a one-time mandatory repatriation of undistributed foreign earnings. Also included in the Tax Act was the implementation of a minimum tax on foreign earnings called GILTI. For the year ended December 31, 2020, the Company did not record any income tax expense attributable to GILTI.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. Intended to provide economic relief to those impacted by the COVID-19 pandemic, the CARES Act includes provisions, among other things, addressing the carryback of NOLs for specific periods and temporary modification to the limitation placed on the tax deductibility of net interest. The Company does not expect that the NOL carryback provision of the CARES Act will result in a material cash benefit to the Company.

The CARES Acts also contains modifications to the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. This modification significantly increases the allowable interest expense deduction of the Company and resulted in significantly less taxable income for the year-ended 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Income taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consists of the following (in millions):

	2020	2019
Deferred tax assets:
Capital leases	$27.8	$17.2
Other accruals	15.6	12.0
Deferred rent	4.8	3.0
Acquisition and other related costs	6.2	5.7
Net operating loss carryforward	73.8	52.1
Interest expense carryforward	35.4	31.9
Asset retirement obligations	1.6	1.5
Allowance for doubtful accounts	2.0	7.7
Impairment of Promissory Notes	9.1	32.3
Other	-	2.9
Valuation allowance	(37.3)	(5.7)
Total deferred tax assets	139.0	160.6
Less deferred tax liabilities:
Intangibles	(177.0)	(182.0)
Property, plant and equipment	(35.9)	(48.8)
Contract asset	(2.0)	(8.0)
Other	(1.3)	-
Total deferred tax liability	(216.2)	(238.8)
Deferred tax liability, net	$(77.2)	$(78.2)

As of December 31, 2020 and 2019, $0.6 million and $5.6 million, respectively, of deferred tax assets above is included in other assets and $77.8 million and $83.8 million, respectively is included in deferred income tax liabilities in the accompanying consolidated balance sheets. The Company anticipates most of its deferred tax assets will be realized within the period during which its deferred tax liabilities are expected to reverse. However, there are certain U.S. federal and foreign deferred tax assets as well as state net operating losses (“NOLs”) that are not expected to be realized before expiration and as such are not more-likely-than-not realizable and the Company has recorded a valuation allowance against such deferred tax assets.

As of December 31, 2020, the Company has U.S. Federal NOL carryforwards of $230.1 million generated in tax years 2017 through 2020 of which $65.2 million will expire in 2037 and $164.9 million will carry forward indefinitely. The Company has state NOL carryforwards of $356.7 million generated in tax years beginning after 2004. The state NOL carryforwards of $313.7 million will expire from 2021 to 2040 and $43.0 million will carryforward indefinitely. Additionally, the Company has foreign NOL carry forwards of $ 15 million generated from tax years 2017 to 2020, of which $6.1 will expire between 2037 and 2040 and $8.9 million carryforward indefinitely.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Income taxes (continued)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, we considered all available positive and negative evidence, including our past operating results, forecasted earnings, frequency and severity of current and cumulative losses, duration of statutory carryforward periods, future taxable income and prudent and feasible tax planning strategies. On the basis of this evaluation, we continue to maintain a valuation allowance against a portion of the Company’s deferred tax assets. As of December 31, 2020, the Company has recorded a valuation allowance of $37.3 million for the portion of the deferred tax asset that did not meet the more-likely -than-not realization criteria. The Company recorded an increase in its valuation allowance on its net deferred taxes of $31.6 million during the year ended December 31, 2020. The changes in valuation allowance are primarily due to certain U.S. and Foreign tax assets that management believes are not more-likely-than-not to be fully realized in future periods. In addition, certain state NOL carryforward assets are reduced by a valuation allowance and/or are subject to an annual limitation under Internal Revenue Code Section 382.

The Company is subject to taxation in the United States and various foreign jurisdictions. As of December 31, 2020, the Company is no longer subject to examination by the Internal Revenue Service for tax years prior to 2017 and generally not subject to examination by state tax authorities for tax years prior to 2015. With few exceptions, the Company is no longer subject to foreign examinations by tax authorities for tax years prior to 2017. The Company has not filed withholding tax returns or income tax returns in a few foreign jurisdictions. As such, the statutes of limitations have not commenced with respect to the unfiled returns. The Company is currently under examination in the United States by the IRS and some state tax authorities and is currently under audit in Germany for its 2016 tax year. However, the outcome and any resulting liability related to Germany is not the responsibility of the Company.

The Company anticipates a decrease of $1.0 million in uncertain tax benefits related to Canada and Singapore withholding tax return filings.

The Company does not have any unrecorded unrecognized tax positions (“UTPs”) as of December 31, 2020 other than the amounts detailed in the table below. While the Company currently does not have any other UTPs, it is foreseeable that the calculation of the Company’s tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across the Company’s global operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, the Company would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from an entity’s estimate of the potential liability. In accordance with ASC 740, the Company would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. The Company recognized and includes interest and penalties accrued on uncertain tax positions as a component of income tax expense. The amount of accrued interest and penalties was not significant.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

2020
Beginning balance as of January 1	$-
Additions based on tax positions related to the
current year	1.0
Closing balance as of December 31	$1.0

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Income taxes (continued)

As of December 31, 2020 and 2019, the Company had $1.0 million of unrecognized tax benefits that if recognized would affect the annual effective rate for the corresponding period ending on those dates.

As of December 31, 2020 and 2019, the Company had undistributed foreign earnings of $111.2 million and $113.3 million, respectively, which the Company intends to reinvest indefinitely. During 2020, the Company evaluated its undistributed earnings and made certain distributions from one of its foreign subsidiaries and the tax consequences were recognized in 2020. As part of the Tax Act, the Company paid a one-time deemed repatriation tax on the ending balance as of December 31, 2017. With respect to the remaining total balance as of December 31, 2020, the Company does not expect to incur U.S. Federal, state, local or foreign withholding taxes on the balance of these unremitted earnings as management plans to indefinitely reinvest these earnings overseas. In the event the Company determines not to continue to assert that all or part of its undistributed foreign earnings are permanently reinvested, such a determination in the future could result in the accrual and payment of additional foreign withholding taxes and U.S. taxes on currency transaction gains and losses, the determination of which is not practicable due to the complexities associated with the hypothetical calculation.

Note 18. Commitments and contingencies

Letters of credit

As of December 31, 2020 and 2019, the Company had $7.4 million and $6.8 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee data center lease obligations, to guarantee a subsidiary’s performance under a services agreement (in 2019 only), and another subsidiary’s performance under a line of credit. As of December 31, 2020 and 2019, no amounts had been drawn on any of these irrevocable standby letters of credit.

Purchase obligations

As of December 31, 2020 and 2019, the Company had approximately $8.2 million and $1.3 million, respectively, of purchase commitments related to IT licenses, utilities and colocation operations. These amounts do not represent the Company’s entire anticipated purchases in the future but represent only those items for which the Company was contractually committed as of December 31, 2020 and 2019, respectively.

Litigation

From time to time the Company is involved in certain legal proceedings and claims that arise in the ordinary course of business. It is the Company’s policy to accrue for amounts related to these legal matters if it is probable that a liability has been incurred and the amount is reasonably estimable. In the opinion of the management, based on consultations with counsel, the results of any of these matters individually and in the aggregate, are not expected to have a material effect on the Company’s results of operations, financial condition or cash flows.

Note 19. Segment reporting

Cyxtera’s chief operating decision maker is its Chief Executive Officer. Following the Cybersecurity Spin-Off described in Notes 1 and 3, the Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions – the Colocation segment.

The Company derives almost the Colocation revenue from sales to customers in the United States, based upon the service address of the customer. Revenue derived from customers outside the United States, based upon the service address of the customer, was not significant in any individual foreign country.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Certain relationships and related party transactions

Relationships

In addition to the Cyxtera Management Inc. master services agreement fee, the Cyxtera Management Inc. Transition Services Agreement and the Promissory Notes between the Company and Appgate described in Note 3, the Company is party to the following agreements and key relationships:

•      Service provider management consulting fee and structuring fee

In connection with the 2017 Acquisitions, certain equity owners of SIS (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with SIS and all its subsidiaries and controlled affiliates as of such date (collectively the “Company Group”). Under the Services Agreement, the Service Providers agreed to provide certain management, consulting and advisory services to the business and affairs of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments (the “Service Provider Fee”).

Fees owed under the Services Agreement related to a structuring fee, Service Provider Fee and other related expenses total $22.7 million as of December 31, 2020 and $21.6 million as of December 31, 2019 and are included within due to affiliates in the consolidated balance sheets. Such fees were primarily incurred prior to 2020. On December 31, 2020, Cyxtera entered into an amendment of the Services Agreement to extend the term for repayment of the one-time Structuring Fee through June 30, 2022. As described in Note 21, all outstanding fees under the Services Agreement as of December 31, 2020 were repaid in February 2021.

•      Sponsor’s investment in the First Lien Term Facility and the Second Lien Term Facility

Some of the controlled affiliates of BC Partners, the largest equity owner of SIS, hold investments in the Company’s First Lien Term Facility and Second Lien Term Facility. The total investment represents less than 5% of the Company’s total outstanding debt.

•     Relationships with certain members of the Company’s board of directors

The Company owes $0.5 million and $0.3 million in board fees, which is included within accrued expenses in the consolidated balance sheets as of December 31, 2020 and 2019, respectively.

The chairman of the Board of Directors is one of the founders and the chairman of Emerge Americas, LLC, which operates the premier technology conference in Miami, Florida. During the years ended December 31, 2019 and 2018, the Company paid $0.5 million and $0.4 million, respectively, to Emerge Americas, LLC for conference fees (nothing in 2020). As of December 31, 2020 and 2019, the Company did not owe any significant amounts to Emerge Americas, LLC.

Since 2019, one of the directors of the Company is also a member of the board of directors of Pico Quantitative Trading, LLC (“Pico”). Pico offers a comprehensive range of network products to meet the full spectrum of electronic trading requirements. During the years ended December 31, 2020 and 2019, the Company billed and collected from Pico $0.6 million and $0.8 million, respectively.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Certain relationships and related party transactions (continued)

Two directors of the Company are also members of the board of directors of Presidio Holdings (“Presidio”), a provider of digital transformation solutions built on agile secure infrastructure deployed in a multi-cloud world with business analytics. During the year ended December 31, 2020, the Company paid $0.3 million to Presidio for services. As of December 31, 2020, the Company did not owe any significant amounts to Presidio. Presidio is also a customer and referral partner of the Company. During the years ended December 31, 2020 and 2019, the Company billed and collected from Presidio $0.2 million and $0.1 million, respectively.

A former director of the Company was also a member of the board of directors of Teneo Holdings (“Teneo”), a global CEO advisory firm, through June 2019. During each of the years ended December 31, 2019 and 2018, the Company paid $1.5 million to Teneo for professional services (nothing in 2020). No amounts were owed as of December 31, 2020 and 2019.

Related party transactions and balances

The following table summarizes the Company’s transactions with related parties for each of the periods presented below:

	2020	2019
Revenues (1)	$0.2	$0.1
Selling, general and administrative expenses (2)	0.3	-
(Recovery) impairment of notes receivable from
affiliate (3)	(97.7)	-
Interest income (4)	1.0	-
Other income, net (5)	4.2	-

(1)	Revenues for the year ended December 31, 2020 include amounts recognized from contracts with Appgate, Brainspace Corporation, and Presidio. Appgate is an affiliate of the Company and a direct subsidiary of SIS. Brainspace Corporation was an affiliate of the Company and an indirect subsidiary of SIS at December 31, 2020. Brainspace Corporation was sold to an unrelated party in January 2021. Revenues for the year ended December 31, 2019 include amounts recognized from contracts with Presidio.

(2)	Selling, general and administrative expenses include amounts incurred under the Transition Services Agreement described in Note 3.

(3)	Represents net (recovery) impairment recognized in connection with amounts funded under the Promissory Notes described in Note 3.

(4)	Represents interest income recognized under one of the Promissory Notes described in Notes 3 and 21.

(5)	Includes income recognized under the Transition Services Agreement for the year ended December 31, 2020 – see Note 3.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Certain relationships and related party transactions (continued)

As of December 31, 2020 and 2019, the Company had the following balances arising from transactions with related parties:

	2020	2019
Accounts receivable (1)	$4.3	$-
Due from affiliates (2)	117.3	-
Accounts payable (3)	0.4	-
Accrued expenses(4)	0.5	0.3
Due to affiliates (5)	22.7	24.9

(1)	Accounts receivable at December 31, 2020 include amounts due from Appgate under the Transition Services Agreement described in Note 3, and trade receivables due from Cyxtera Cybersecurity Inc. and Brainspace Corporation.

(2)	Due from affiliates at December 31, 2020 includes amounts due from Appgate under the Promissory Notes.

(3)	Accounts payable at December 31, 2020 include amounts due to Appgate under the Transition Services Agreement described in Note 3, and trade payables due to Appgate.

(4)	Accrued expenses at December 31, 2020 and 2019 include board fees owed to the independent directors of the Company.

(5)	Due to affiliates at December 31, 2020 includes amounts owed under the Services Agreement. Due to affiliates at December 31, 2019 includes amounts owed under the Services Agreement, as well as other net amounts owed to Appgate.

Note 21. Subsequent events

Settlement of Promissory Notes and Transition Services Agreement

On February 8, 2021, the Company received $120.6 million from Appgate. Approximately $117.1 million and $1.1 million were designated as repayment of the full balance of the $154.3 million outstanding principal and accrued interest, respectively, on the Promissory Notes at that time. On the same date, the Company issued a payoff letter to Appgate extinguishing the remaining unpaid balance of the Promissory Notes. The remainder of the payment was designated as settlement of trade balances with Appgate and its subsidiaries and other amounts due to / from under the Transition Services Agreement described in Note 3.

Trade receivables factoring arrangement

On February 9, 2021, Cyxtera entered into a Master Receivables Purchase Agreement with Nomura Corporate Funding America, LLC to factor up to $37.5 million in trade receivables. The commitment extends for a period of twelve months. Upon close, the Company factored $25.9 million of receivables and received $21.8 million, net of fees.

Structuring Fee and Service Provider Fee

On February 19, 2021, the Company repaid $22.7 million of fees owed under the Services Agreement described in Note 20 related to the Structuring Fee, Service Provider Fee and other Sponsor related expenses. Fees are included within due from affiliates, net in the consolidated balance sheet as of December 31, 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Subsequent events (continued)

Redemption agreements

On February 19, 2021, Cyxtera redeemed, cancelled and retired 0.08 of a share of its common stock, par value $0.01, held by SIS, in exchange for the payment of $97.9 million by the Company to SIS.

Merger Agreement

On February 22, 2021, the Company entered into a definitive business combination agreement with Starboard Value Acquisition Corp. (“SVAC”). SVAC is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange or similar business combination with one or more entities. Upon completion of the transaction, including the PIPE described below, the current owners of Cyxtera are expected to retain approximately 58% ownership of the combined company. The combined company will operate as Cyxtera and expects its common stock to be listed on The Nasdaq Stock Market under the symbol “CYXT” and its warrants under the symbol “CYXTW.”

The Company is expected to receive $654 million of proceeds from a $250 million concurrent private placement of common stock of SVAC (the “PIPE”), priced at $10.00 per share, along with $404 million of cash held in trust by SVAC, assuming no public shareholders of SVAC exercise their redemption rights. Certain clients of Starboard Value LP, the sponsor of SVAC (“Starboard”), have entered into a $100 million forward purchase agreement to offset redemptions, if any, by SVAC’s shareholders. The PIPE includes commitments from institutional investors, including Fidelity Management & Research Company LLC, and clients of Starboard. Proceeds of the transaction will be used to partially retire Company debt and provide incremental cash for growth, as well as to pay transaction expenses.

The proposed business combination was unanimously approved by the boards of directors of both SVAC and Cyxtera on February 21, 2021. The transaction is expected to close in mid-2021, subject to customary closing conditions, including the receipt of regulatory approvals, and approval by SVAC’s stockholders. Upon closing of the proposed business combination, the name of SVAC will be changed to Cyxtera Technologies, Inc.

CYXTERA TECHNOLOGIES, INC.

SUPPLEMENTARY INFORMATION

The following supplemental consolidating information of Cyxtera DC Holdings, Inc. and its subsidiaries (“DC Holdings”), and all other subsidiaries of the Company, including its parent Cyxtera Technologies, Inc. (“Other”) as of December 31, 2020 and 2019, and the results of its operations, comprehensive income, changes in shareholder’s equity and other comprehensive income (loss), and cash flows for the years ended December 31, 2020 and 2019. DC Holdings is a wholly owned subsidiary of the Company.

CYXTERA TECHNOLOGIES, INC.

SUPPLEMENTARY INFORMATION

Schedule 1 – Consolidating Balance Sheet Information (in millions)

		As of December 31, 2020
	DC Holdings	Other	Eliminations	Total
Assets:
Current assets:
Cash	$120.3	$0.4	$-	$120.7
Accounts receivable, net of allowance	29.3	4.2	-	33.5
Prepaid and other current assets	36.6	5.3	-	41.9
Due from affiliates	73.3	117.1	(73.3)	117.1
Total current assets	259.5	127.0	(73.3)	313.2

Property, plant and equipment, net	1,570.1	10.6	-	1,580.7
Goodwill	762.2	-	-	762.2
Intangible assets, net	586.3	-	-	586.3
Other assets	21.4	2.3	-	23.7
Total assets	$3,199.5	$139.9	$(73.3)	$3,266.1

Liabilities and shareholder's equity:
Current liabilities:
Accounts payable	$46.0	$2.9	$-	$48.9
Accrued expenses	73.0	15.4	-	88.4
Due to affiliates	-	96.0	(73.3)	22.7
Current portion of long-term debt, capital leases and other financing obligations	62.5	2.5	-	65.0
Deferred revenue	60.2	-	-	60.2
Other current liabilities	6.8	-	-	6.8
Total current liabilities	248.5	116.8	(73.3)	292.0

Long-term debt, net of current portion	1,311.5	-	-	1,311.5
Capital leases and other financing obligations, net of current portion	933.1	-	-	933.1
Deferred income taxes	77.1	0.7	-	77.8
Other liabilities	93.9	-	-	93.9
Total liabilities	2,664.1	117.5	(73.3)	2,708.3

Shareholder's equity:
Common shares	-	-	-	-
Additional paid-in capital	1,052.8	451.8	-	1,504.6
Accumulated other comprehensive income (loss)	17.3	(0.6)	-	16.7
Accumulated deficit	(534.7)	(428.8)	-	(963.5)
Total shareholder's equity	535.4	22.4	-	557.8
Total liabilities and shareholder's equity	$3,199.5	$139.9	$(73.3)	$3,266.1

CYXTERA TECHNOLOGIES, INC.

SUPPLEMENTARY INFORMATION

Schedule 1 – Consolidating Balance Sheet Information (in millions, continued)

		Unaudited
		As of December 31, 2019
	DC Holdings	Other	Eliminations	Total
Assets:
Current assets:
Cash	$12.8	$0.2	$-	$13.0
Accounts receivable, net of allowance	64.9	0.3	-	65.2
Prepaid and other current assets	60.8	8.5	(12.8)	56.5
Total current assets	138.5	9.0	(12.8)	134.7

Property, plant and equipment, net	1,630.3	13.2	-	1,643.5
Goodwill	759.4	-	-	759.4
Intangible assets, net	651.2	-	-	651.2
Other assets	33.4	21.2	(21.0)	33.6
Total assets	$3,212.8	$43.4	$(33.8)	$3,222.4

Liabilities and shareholder's equity:
Current liabilities:
Accounts payable	$70.6	$5.7	$-	$76.3
Accrued expenses	72.3	18.2	(12.8)	77.7
Due to affiliates	-	24.9	-	24.9
Current portion of long-term debt, capital leases and other financing obligations	49.4	4.7	-	54.1
Deferred revenue	57.7	0.1	-	57.8
Other current liabilities	22.0	(0.1)	(17.6)	4.3
Total current liabilities	272.0	53.5	(30.4)	295.1

Long-term debt, net of current portion	1,224.8	-	-	1,224.8
Capital leases and other financing obligations, net of current portion	889.2	2.5	-	891.7
Deferred income taxes	104.8	-	(21.0)	83.8
Other liabilities	47.7	(0.5)	17.6	64.8
Total liabilities	2,538.5	55.5	(33.8)	2,560.2

Shareholder's equity:
Common shares	-	-	-	-
Additional paid-in capital	1,051.0	443.9	-	1,494.9
Accumulated other comprehensive income (loss)	8.5	(0.5)	-	8.0
Accumulated deficit	(385.2)	(455.5)	-	(840.7)
Total shareholder's equity	674.3	(12.1)	-	662.2
Total liabilities and shareholder's equity	$3,212.8	$43.4	$(33.8)	$3,222.4

CYXTERA TECHNOLOGIES, INC.

SUPPLEMENTARY INFORMATION

Schedule 2 – Consolidating Statements of Operations Information (in millions)

	Year Ended December 31, 2020
	DC Holdings	Other	Total
Revenues	$681.2	$9.3	$690.5
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	390.5	-	390.5
Selling, general and administrative expenses	113.7	1.8	115.5
Depreciation and amortization	231.8	-	231.8
Recovery of notes receivable from affiliate	(50.4)	(47.3)	(97.7)
Total operating costs and expenses	685.6	(45.5)	640.1

(Loss) Income from continuing operations	(4.4)	54.8	50.4
Interest expense, net	(168.0)	(1.4)	(169.4)
Other expenses, net	4.3	(4.6)	(0.3)
(Loss) Income from continuing operations before income taxes	(168.1)	48.8	(119.3)
Income tax benefit (expense)	18.5	(22.0)	(3.5)
Net (loss) income	$(149.6)	$26.8	$(122.8)

		Unaudited
	Year Ended December 31, 2019
	DC Holdings	Other	Total
Revenues	$678.6	$-	$678.6
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	405.9	(0.1)	405.8
Selling, general and administrative expenses	144.0	2.5	146.5
Depreciation and amortization	219.9	(0.1)	219.8
Impairment of notes receivable from affiliate	50.4	77.3	127.7
Loss on asset sales	6.1	-	6.1
Total operating costs and expenses	826.3	79.6	905.9

Loss from continuing operations	(147.7)	(79.6)	(227.3)
Interest expense, net	(153.7)	1.0	(152.7)
Other expenses (income), net	-	(0.9)	(0.9)
Loss from continuing operations before income taxes	(301.4)	(79.5)	(380.9)
Income tax benefit	71.6	14.3	85.9
Net loss from continuing operations	(229.8)	(65.2)	(295.0)
Net loss from discontinued operations, net of tax	-	(219.2)	(219.2)
Net loss	$(229.8)	$(284.4)	$(514.2)

CYXTERA TECHNOLOGIES, INC.

SUPPLEMENTARY INFORMATION

Schedule 3 – Consolidating Statements of Comprehensive Income Information (in millions)

	Year Ended December 31, 2020
	DC Holdings	Other	Total
Net loss	$(149.6)	$26.8	$(122.8)

Other comprehensive income (loss):
Foreign currency translation adjustment	8.8	(0.1)	8.7
Other comprehensive income (loss)	8.8	(0.1)	8.7

Comprehensive (loss) income	$(140.8)	$26.7	$(114.1)

		Unaudited
	Year Ended December 31, 2019
	DC Holdings	Other	Total
Net loss	$(229.8)	$(284.4)	$(514.2)

Other comprehensive income (loss):
Foreign currency translation adjustment	10.0	(0.2)	9.8
Other comprehensive income (loss)	10.0	(0.2)	9.8

Comprehensive (loss) income	$(219.8)	$(284.6)	$(504.4)

CYXTERA TECHNOLOGIES, INC.

SUPPLEMENTARY INFORMATION

Schedule 4 – Consolidating Statement of Shareholder’s Equity and Other Comprehensive (Loss) Income Information (in millions)

				Accumulated
			Additional	other		Total
	Common shares		paid-in	comprehensive	Accumulated	shareholder's
DC Holdings	Share	Amount	capital	(loss) income	deficit	equity
Balance as of December 31, 2018 (Unaudited)	1	$0.01	$947.6	$(1.5)	$(155.4)	$790.7
Equity-based compensation, net	-	-	3.4	-	-	3.4
Capital contributions	-	-	100.0	-	-	100.0
Net loss	-	-	-	-	(229.8)	(229.8)
Other comprehensive income	-	-	-	10.0	-	10.0
Balance as of December 31, 2019 (Unaudited)	1	$0.01	$1,051.0	$8.5	$(385.2)	$674.3
Equity-based compensation, net	-	-	1.8	-	-	1.8
Net loss	-	-	-	-	(149.6)	(149.6)
Other comprehensive income	-	-	-	8.8	-	8.8
Balance as of December 31, 2020	1	$0.01	$1,052.8	$17.3	$(534.8)	$535.3

Other
Balance as of December 31, 2018 (Unaudited)	1	$0.01	526.7	$(0.3)	$(171.1)	$355.3
Equity-based compensation, net	-	-	10.0	-	-	10.0
Cybersecurity Spin-Off	-	-	(92.8)	-	-	(92.8)
Net loss	-	-	-	-	(284.4)	(284.4)
Other comprehensive loss	-	-	-	(0.2)	-	(0.2)
Balance as of December 31, 2019 (Unaudited)	1	$0.01	$443.9	$(0.5)	$(455.5)	$(12.1)
Equity-based compensation, net	-	-	6.4	-	-	6.4
Cybersecurity Spin-Off	-	-	1.5	-	-	1.5
Net income	-	-	-	-	26.8	26.8
Other comprehensive loss	-	-	-	(0.1)	-	(0.1)
Balance as of December 31, 2020	1	$0.01	$451.8	$(0.6)	$(428.7)	$22.5

Total
Balance as of December 31, 2018 (Unaudited)	1	$0.01	$1,474.3	$(1.8)	$(326.5)	$1,146.0
Equity-based compensation, net	-	-	13.4	-	-	13.4
Capital contributions	-	-	100.0	-	-	100.0
Cybersecurity Spin-Off	(0.04)	-	(92.8)	-	-	(92.8)
Net loss	-	-	-	-	(514.2)	(514.2)
Other comprehensive income	-	-	-	9.8	-	9.8
Balance as of December 31, 2019 (Unaudited)	0.96	$0.01	$1,494.9	$8.0	$(840.7)	$662.2
Equity-based compensation, net	-	-	8.2	-	-	8.2
Cybersecurity Spin-Off	-	-	1.5	-	-	1.5
Net loss	-	-	-	-	(122.8)	(122.8)
Other comprehensive income	-	-	-	8.7	-	8.7
Balance as of December 31, 2020	0.96	$0.01	$1,504.6	$16.7	$(963.5)	$557.8

CYXTERA TECHNOLOGIES, INC.

SUPPLEMENTARY INFORMATION

Schedule 5 – Consolidating Statements of Cash Flows Information (in millions)

		Year Ended December 31, 2020
	DC Holdings	Other	Eliminations	Total
Net loss	$(149.6)	$26.8	$-	$(122.8)
Cash flows from operating activities:
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	227.2	4.6	-	231.8
Amortization of favorable/unfavorable leasehold interests, net	3.1	-	-	3.1
Amortization of debt issuance costs and fees, net	5.8	-	-	5.8
Recovery of note receivable from affiliate	(50.4)	(47.3)	-	(97.7)
Equity-based compensation, net	1.8	6.4	-	8.2
(Recoveries) bad debt expense, net	(5.5)	-	-	(5.5)
Deferred income taxes	(20.8)	21.9	-	1.1
Non-cash interest expense	10.4	1.6	-	12.0
Changes in operating assets and liabilities:
Accounts receivable	41.5	(4.1)	-	37.4
Prepaid and other assets	11.9	3.1	-	15.0
Due from affiliates	(2.5)	3.3	-	0.8
Other assets	6.4	(2.1)	-	4.3
Accounts payable	(4.5)	(2.6)	-	(7.1)
Accrued expenses	13.4	(3.2)	-	10.2
Due to affiliates	-	(2.1)	-	(2.1)
Other liabilities	21.4	0.7	-	22.1
Net cash provided by continuing operating activities	109.6	7.0	-	116.6
Cash flows from investing activities:
Purchases of property, plant and equipment	(81.2)	(2.0)	-	(83.2)
Amounts advanced to affiliate	(19.4)	(19.4)	19.4	(19.4)
Net cash used in investing activities	(100.6)	(21.4)	19.4	(102.6)
Cash flows from financing activities:
Proceeds from issuance of long-term debt and other financing obligations, net	91.7	-	-	91.7
Proceeds from Promissory Notes	-	19.4	(19.4)	-
Proceeds from sale-leaseback transaction	46.0	-	-	46.0
Repayment of long-term debt	(10.3)	-	-	(10.3)
Repayment of capital leases and other financing obligations	(31.6)	(4.8)	-	(36.4)
Net cash provided by financing activities	95.8	14.6	(19.4)	91.0
Effect of foreign currency exchange rates on cash	2.7	-	-	2.7
Net decrease in cash and restricted cash	107.5	0.2	-	107.7
Cash at beginning of period	12.8	0.2	-	13.0
Cash at end of period	$120.3	$0.4	$-	$120.7

CYXTERA TECHNOLOGIES, INC.

SUPPLEMENTARY INFORMATION

Schedule 5 – Consolidating Statements of Cash Flows Information (in millions, continued)

		Unaudited
	Year Ended December 31, 2019
	DC Holdings	Other	Total
Net loss	$(229.8)	$(284.4)	$(514.2)
Net loss from discontinued operations, net of tax	-	219.2	219.2
Cash flows from operating activities:
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	216.7	3.1	219.8
Amortization of favorable/unfavorable leasehold interests, net	4.0	-	4.0
Amortization of debt issuance costs and fees, net	5.7	-	5.7
Impairment of note receivable from affiliate	50.4	77.3	127.7
Equity-based compensation, net	3.4	10.0	13.4
Bad debt expense	11.6	-	11.6
Loss on asset sales	6.1	-	6.1
Deferred income taxes	(72.7)	(15.4)	(88.1)
Non-cash interest expense	10.8	-	10.8
Changes in operating assets and liabilities:
Accounts receivable	9.0	(0.1)	8.9
Prepaid and other assets	(7.1)	(6.2)	(13.3)
Other assets	1.7	0.2	1.9
Accounts payable	(0.9)	(1.3)	(2.2)
Accrued expenses	(5.2)	1.1	(4.1)
Due to affiliates	-	(7.0)	(7.0)
Other liabilities	6.8	1.6	8.4
Net cash provided by (used in) continuing operating activities	10.5	(1.9)	8.6
Net cash used in operating activities of discontinued operations	-	(41.0)	(41.0)
Net cash provided by (used in) operating activities	10.5	(42.9)	(32.4)
Cash flows from investing activities:
Purchases of property, plant and equipment	(99.6)	(0.2)	(99.8)
Proceeds from sale of assets	1.3	-	1.3
Advances to affiliate	(47.4)	3.6	(43.8)
Net cash (used in) provided by continuing investing activities	(145.7)	3.4	(142.3)
Net cash (used in) provided by investing activities	(145.7)	3.4	(142.3)
Cash flows from financing activities:
Proceeds from issuance of long-term debt and other financing obligations	95.0	120.0	215.0
Repayment from Revolving Facility, net	(33.0)	33.0	-
Proceeds from capital contributions	100.0	-	100.0
Repayment of long-term debt	(8.6)	(153.0)	(161.6)
Repayment of capital leases and other financing obligations	(35.2)	(4.8)	(40.0)
Net cash provided by (used in) continuing financing activities	118.2	(4.8)	113.4
Net cash provided by financing activities of discontinuing operations	-	43.8	43.8
Net cash provided by (used in) financing activities	118.2	39.0	157.2
Effect of foreign currency exchange rates on cash	0.9	(0.5)	0.4
Net decrease in cash and restricted cash	(16.2)	(0.9)	(17.1)
Cash at beginning of period	29.0	5.2	34.2
Cash at end of period	12.8	4.3	17.1
Less: Cash of discontinued operations	-	4.1	4.1
Cash of continuing operations at end of period	$12.8	$0.2	$13.0